Exhibit 99.2

AEGION CORPORATION
February 28, 2019
9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s fourth quarter and full year 2018 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Vice President Finance & Investor Relations. Katie, you may proceed.

Katie Cason:
Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion’s Executive Vice President and Chief Financial Officer.

We issued a press release yesterday that will be referenced during the prepared remarks on this call. You can find on the release, as well as our Safe Harbor statement, on the Investors section of Aegion’s website at www.aegion.com.

During this call, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

With that, I’m pleased to turn the call over to Chuck Gordon.

Chuck Gordon:
Thank you Katie and good morning to everyone joining us on the call today. I’ll provide a review of our 2018 performance highlights, current market drivers for our core businesses, and discuss key focus areas of 2019.

First and foremost, an update on safety. Aegion again demonstrated best-in-class safety results company wide in 2018, with total OSHA Recordable and Lost Time Incident Rates continuing to rank in the industry’s top tier. We believe that zero incidents are possible and, as an example, Energy Services has not experienced a lost time accident in the last four years. Additionally, in 2018 the Corrosion Protection segment recorded fewer injuries than ever before. As we strive toward “zero incidents”, we are entering 2019 with a focus on attaining a safety record within the Infrastructure Solutions segment that is consistent with the excellent performance across the rest of Aegion.

Aegion delivered 17 percent growth in adjusted EPS in 2018, despite a nearly 2 percent decline in consolidated revenues. This was the result of solid contributions from our Infrastructure Solutions segment, significant top and bottom-line growth from Energy Services and strong execution on multiple coating projects within Corrosion Protection; and we took steps through our restructuring program to further streamline and position the business in the right markets.

We ended 2018 with total contract backlog of nearly $670 million, declining 3 percent from the prior year. However, when excluding the exited or to be exited businesses where order intake was impacted due to restructuring decisions, backlog in our remaining businesses increased 5 percent. I’m pleased to enter 2019 with a more focused approach and healthy backlog position to support growth in our core businesses.

I’ll walk through a review of performance highlights and the market outlook for each of our segments.

Starting with Infrastructure Solutions, I want to touch first on notable performance highlights within two of our smaller businesses. First, our fusible PVC product lines delivered record results in 2018, with double-digit revenue growth year-over-year. This led to overall pressure pipe bookings growth of more than 20 percent, aided by the continued development of our sales force.

Our Fyfe North America business delivered lower revenues after exiting the structural strengthening contracting business in 2017, but with a significantly more profitable operating model. By focusing our efforts on higher value-added engineering support and material sales, the business had its most profitable year since 2015, when results were impacted by a single large project.

Overall, revenues for the segment were on par with the record results achieved in the prior year. However, adjusted operating income declined primarily due to lower North America CIPP results due to project write-downs in the Midwest and persistent labor market challenges throughout the year that impacted crew productivity. Unemployment rates were at their lowest levels in decades, which made staffing new crews difficult, particularly as we entered new geographic areas. Finally, staffing challenges, combined with low backlog as we built our presence in new geographies, compounded the productivity issue. We have addressed many of these issues and also appointed a new general manager for North America CIPP business to focus on driving productivity improvement and advancing key technology initiatives, which I’ll discuss more in a moment. It’s early in the year and we are in a seasonally slower period due to weather, but we already saw improved year-over-year productivity in January and expect these trends to continue.

Infrastructure Solutions backlog at year end, excluding exited or to be exited businesses, grew 5 percent over the prior year, driven by increases within North America CIPP. There are several larger projects either in backlog or where we’ve recently been named the low bidder that are in the $7 to $10 million range. We were also awarded in January, a large $14 million pressure pipe job in the Midwest that is expected to begin late in 2019 and extend into 2020. These factors should result in a benefit to project mix relative to 2018 and support our outlook for improved revenues in 2019.

We will focus efforts on advancing two key technology initiatives for the Infrastructure Solutions segment in 2019. On the pressure pipe side, we are field testing a robotic system that installs a mechanical seal to economically reinstate the connection between a CIPP pressurized water main and the service connections to houses. Sealing laterals effectively is generally accepted as the weak point in current commercially available small diameter pressure-pipe rehabilitation systems. We are finalizing development of this product and hope to move to market acceptance and early commercialization efforts over the next several months.

On the wastewater side, we recently introduced the application of ultraviolet light technology to cure our CIPP tubes, which will reduce the environmental and equipment footprint that is currently required for our curing process. Our customer base is highly fragmented, and any new technology takes time to penetrate the market, but we’ve seen early indications of market acceptance for this technology and look forward to its expanded use in 2019.

Shifting to Corrosion Protection. Results for the segment were driven by strong execution on several Middle East weld coating contracts. For the largest of these projects, we used robots to coat the interior of 20,000 welds in a complex offshore environment. The project was significantly executed in 2018 but completion will be in Q1 of this year. The project’s success provides good momentum for similar specialty service projects in the region, where the opportunity pipeline for 2020 and 2021 is robust. The government of Saudi Arabia has stated its intent to double gas production capacity over the next 10 to 15 years. This is evidenced with the announcement of three major offshore gas and oil field development and expansion projects, currently expected to require an investment of more than $20 billion. Even without the larger offshore work, our coating services business has built a steady funnel of onshore work in the Middle East, growing revenues more than 65 percent over the last three years. These projects tend to be smaller in nature but at strong margins and with more stable and recurring revenue trends.

In our cathodic protection business, improved project execution resulted in a nearly 500 basis point improvement in U.S. adjusted gross margins. However, top-line growth was slower than we expected and impacted overall profitability. We saw order intake pick up nicely in the fourth quarter, increasing more than 40 percent year-over-year and driving backlog 16 percent higher than the prior year ended. Higher revenues, combined with further improvements in productivity, are expected to drive growth in the cathodic protection business in 2019.

Additionally, we continue to focus on driving differentiated technology, in this business, through our corrosion data analytics program, which is based on using advanced data collection units in the field and a robust database that interact to provide digital exterior corrosion information on pipelines quickly, accurately and in formats that allow our customers to access and interpret their data easily. Base on feedback from key customers, the overarching benefit is the ability for them to very quickly address any anomalies uncovered during the pipeline survey process. The data collection units and the asset integrity data base are in early stage commercialization and are the culmination of several years of internal development.

Within our industrial business, results were down from 2017 due to project delays. However, backlog at year end was at the highest level in four years, led by increases in the U.S., Canada and the Middle East. This business also stands to benefit from the expected increased oil and gas pipeline investment in the Middle East over the next several years.

Total backlog reported for the Corrosion Protection segment at year-end declined 18 percent, primarily due to the divestiture of our Bayou business in late August. Excluding exited or to be exited businesses, backlog grew nearly

6 percent year-over-year, even with the substantial completion of the $35 million Middle East coating projects. We don’t currently have visibility on a large project to replace the significant coating services contributions for the segment, resulting in expectations for lower segment revenues and profits in 2019. However, we expect improved results in our cathodic protection and linings businesses and will be focused on capturing the longer-term market opportunities in the Middle East.

Our Energy Services segment delivered its second consecutive year of significant growth in both revenues and adjusted operating income following the exit of upstream operations in early 2016. The segment’s success is attributable, in part, to the successful transition of all its California refinery maintenance contracts to our building trade subsidiary and securing brand-new long-term contracts at several additional refineries. Energy Services further bolstered its performance with a $20 million, or 70 percent, increase in small cap construction project revenue and the successful expansion of our safety services business.

Contract backlog at year end grew 5 percent from the prior year, driven by growth in maintenance and construction orders. We anticipate increased 2019 activity for scaffolding services as well as for turnaround specialty services, which complement our current turnaround support activities. Our 2018 acquisition of a small turnaround specialty company provides us with the management team and access to crews with the capabilities and skill sets needed for this work. In addition to expanding specialty services, management is focused on maintaining our strong market share within the West Coast refinery market and realizing improved overhead efficiencies now that the labor transitions are complete.

This wraps a review of our segments. Next, I’ll provide an update on our restructuring activities.

We are now nearing the end of a process begun in 2014 to position our operations in markets with favorable scale and earnings profiles, while exiting or repositioning in markets where growth opportunities are limited, uneven or better served by a different business model. We also stream-lined our overhead and legal structure to align with our new simpler organization.

Aegion will shed more than 50 percent of its operating units by the end of 2019 as compared to 2014. Our revenue growth over the same time frame is expected to be largely flat, despite exiting businesses which generated approximately $300 million of revenue in 2014. The exited businesses either weren’t profitable, added undue risk to Aegion’s ability to provide stable earnings, or did not have the scale to effectively develop and leverage technology. Through this restructuring, we have also significantly reduced our upstream oil and gas market exposure from nearly 20 percent of revenues in 2014, to less than 5 percent today, and are well-positioned in the more stable midstream and downstream markets, along with our core municipal water and wastewater markets.

As I look toward 2019, our key focus areas for the year include: returning the North America CIPP business to 2016 productivity levels; driving further improvement in the execution of the cathodic protection services business; a renewed focus on delivering more value to stakeholders through technological differentiation of expanded offers; maintaining Energy Services share in the West Coast refinery market; and finally, substantially completing restructuring activities by the end of the second quarter.

I’m confident success in these areas will lead to modest earnings growth in 2019. Longer term, we believe our core businesses can generate annual revenue growth in the low-to-mid single-digit range, which should result in low double-digit annual EPS growth. Our ability to capture large project opportunities, particularly in the offshore market, represent additional upside to these long-term financial targets and the value we can deliver to our shareholders.

With that, I’ll now turn the call over to David to provide additional details regarding our 2018 performance and financial targets for 2019. David?

David Morris:	Thank you Chuck, and good morning to everyone on the call. I’ll walk through a more detailed review of our full year 2018 results and also discuss our financial guidance outlook for 2019.

Starting with our consolidated results for the year, Aegion delivered total revenues of $1.3 billion, a decline of less than 2 percent form the prior year. You’ll recall that 2017 included more than $115 million in revenues from our Bayou business within the Corrosion Protection segment, of which nearly $95 million was related to execution of the large deep-water project during 2017. Excluding our exited or to be exited operations, including Bayou, revenues on a same-store basis increased nearly 7 percent in 2018, driven by double-digit growth from our Energy Services segment and nearly $30 million in revenues related to the large Middle East coatings projects. Adjusted gross profit for the year declined $13 million, driven primarily by the changes in revenue, as well as lower contributions from our North America CIPP business. At the adjusted operating income line, results declined $5 million from the prior year as we were able to offset some of the lower gross profits through a $9 million, or 4 percent, reduction in adjusted operating expenses through our restructuring and cost containment efforts.

Below adjusted operating income, adjusted interest expense came in lower than 2017 due to lower average debt levels throughout the year. We also benefited in the fourth quarter from favorable currency re-measurement movements and a pension settlement within other income. Our adjusted effective tax rate for the year was 23.1 percent, in line with our previous guidance of between 23 and 24 percent. Income attributable to non-controlling interests declined $2.4 million from the prior year, primarily due to the exit of the Bayou business and lower earnings from our international joint ventures, some of which we are in the process of exiting. All in, these factors led to adjusted earnings per share of $1.19 per share in 2018, an increase of 17 percent over 2017.

On a GAAP basis, we reported full year net earnings of $0.09 per diluted share. The difference between GAAP earnings and our adjusted results is primarily related to: charges under our 2017 restructuring program; divestiture-related expenses, including a loss related to the Bayou sale; and

smaller adjustments related to a change in accounting estimates, credit facility amendment fees, and impacts from the Tax Cuts and Jobs Act.

I’ll now walk through a review of 2018 results and our 2019 guidance outlook within each of our three segments.

Infrastructure Solutions delivered near record revenues in 2018, declining just 1 percent from the prior year’s high water mark. Declines were due to the exit of the Fyfe North America structural construction business as well as lower productivity and unfavorable mix within North America CIPP, which were partly offset by record growth for our Fusible PVC® products that primarily serve the pressure pipe market. Adjusted gross profit declined $7 million, primarily due to crew productivity challenges and nearly $3 million in project write-downs in the Midwest region. 2017 results also benefited from a $4 million royalty litigation settlement. Taken together, these factors led to a 90 basis point decline in adjusted gross margins in 2018 compared to 2017. For 2018, adjusted operating margins were more in line with the prior year at nearly 7 percent due to lower adjusted operating expenses as a result of restructuring savings.

For 2019, we expect Infrastructure Solutions’ revenues to grow by 1% to 3% percent. Excluding the impact of exited or to be exited businesses, revenues are projected to grow 6% to 8% percent. We believe this outlook is supported by the 5% year-over-year increase in backlog in our remaining businesses as of year-end. Adjusted gross margins are expected to improve 100 to 200 basis points, primarily driven by planned improvements in crew productivity within North America CIPP as well as improved international results due to our exit of multiple unprofitable businesses.

Within Corrosion Protection, revenues declined 14 percent, primarily due to the absence in 2018 of the large deep-water project from the Bayou business. Excluding Bayou and other announced business exits, revenues increased nearly 11 percent, largely due to work performed on several Middle East coatings projects. Lower revenues were the primary driver for a decline in adjusted operating margins to nearly 4 percent. However, adjusted gross margins increased 80 basis points to nearly 25 percent, driven by coating services strength and improvements within our cathodic protection business.

For 2019, revenues within cathodic protection are expected to decline 15 to 20 percent from 2018 levels. Excluding the impact of exited or to be exited businesses, revenues are projected to decline 3 to 5 percent, with adjusted gross margin declines of 150 to 250 basis points. These declines are due to substantial completion in 2018 of the large Middle East coatings projects at strong margins. As Chuck noted, we currently do not have visibility to any similar projects to be executed in 2019. However, we expect improved results in our underlying cathodic protection, industrial linings and onshore coatings businesses, and we are looking to capture market opportunities in the Middle East that would bolster performance in 2020 and beyond.

Energy Services delivered year-over-year improvements across all key financial metrics in 2018, led by significant top-line growth in base maintenance and small cap construction activities. During the fourth quarter, the team was successful in recouping some of the costs associated with challenges experienced on the large lump-sum construction project that we discussed during our third quarter call, which allowed Energy Services to finish the year strong with increases in both adjusted gross margins and adjusted operating margins.

After double-digit revenue growth in each of 2017 and 2018, we expect Energy Services to grow revenues between 1% and 3% in 2019, with growth rates slowing from the prior two years following the completion in December of labor transitions and contract renegotiations at multiple refineries. We expect strong maintenance revenues but lower traditional turnaround revenues in 2019. However, as Chuck noted, we are continuing to pursue growth opportunities for our scaffolding and specialty turnaround services offerings.

For 2019, we are targeting a 50 to 100 basis point improvement in adjusted gross margins driven by overhead efficiencies, now that labor transitions are complete, and improved results in our small cap construction business following the project challenge in 2018.

That wraps a review of our segment-specific guidance for 2019. One item I’d like to call out is that we are evaluating a change in how we report our segment results in 2019, which may result in us excluding the full allocation of corporate expenses from the segments. We believe this change would result in improved visibility into our cost structure and the profitability of each of our segments. We will provide an update in the first quarter, if we move forward with these plans.

For consolidated Aegion, we expect a 2% to 4% overall decline in revenues in 2019. However, excluding the impact of exited or to be exited businesses, revenues are expected to grow 2% to 4%, with growth in most of our remaining businesses offsetting lost contribution from the large Middle East coating projects. We are targeting modest improvements in both gross margins and adjusted operating margins, driven by our exit of unprofitable businesses and improvements within our core North America CIPP and cathodic protection businesses. Additionally, we are targeting further reductions in operating expense as we simplify our legal entity and overhead structure following restructuring activities. Our goal over the next 12 to 18 months is to bring operating expense, as a percentage of revenue, below 15%, which will require an aggressive focus on controlling spend. We have multiple initiatives underway to help achieve this goal.

Net interest expense is expected to decline from 2018, partly due to lower expected debt levels as well as interest income to be received related to the bridge loan provided to the buyer as part of the Bayou divestiture. We expect our adjusted effective tax rate to remain within the 23% to 24% range. All in, we expect a modest improvement in adjusted earnings per share in 2019 due to the current absence of large project activity in the Middle East. As Chuck discussed, we will be focused during 2019 on positioning the company for longer term growth through our commercialization of multiple new technologies and by the expansion of our linings and robotics coating businesses in the Middle East.

Looking at phasing of results throughout the year, we expect the first quarter to be the weakest and slightly below 2018 results, due to seasonal factors and the lack of large project contributions that benefited us in the prior two years. Specifically, we recognized earnings on the large deep-water project at Bayou in the first quarter of 2017 and on the Middle East coatings projects in the first quarter of 2018. Activity is expected to pick up in the second quarter and we expect our core earnings generation in the third and fourth quarters.

That wraps a review of our adjusted results and guidance for 2019. Now, I’ll provide an update on our restructuring activities.

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Within Infrastructure Solutions, in November, we completed the sale of our Denmark CIPP operation to a local Scandinavian contractor. This sale also included a multi-year material supply agreement and a technical services agreement with the buyer. We are in the process of closing our CIPP business in England and Wales and expect all contracting activities to be completed by the end of the first quarter. In addition, we are in discussions with a third party to sell our CIPP operation in Australia through a transaction that would include a multi-year material supply agreement and a technical services agreement. If negotiations are successful, we expect to close this transaction during the second quarter of 2019.

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Within Corrosion Protection, we successfully completed the divestiture of Bayou in late August. Additionally, we plan to divest or exit multiple international businesses, including our cathodic protection businesses in the Middle East and linings operations in Mexico, Brazil, Argentina and South Africa. We expect these activities to be substantially complete by June 30, 2019.

Total pre-tax charges related to our 2017 restructuring program were nearly $140 million as of December 31, 2018 and consisted of cash charges totaling $26 million and non-cash charges of $114 million. We expect to incur additional cash and non-cash charges of between $15 and $19 million as we wrap up the remaining international business exits and complete the 2017 restructuring activities in 2019.

Looking at our cash flows, we generated operating inflows of nearly $40 million in 2018, compared to $64 million in the prior year. The decline year-over-year is primarily attributed to favorable customer prepayments received in 2017 related to the large Middle East coatings projects.

During 2018, we: invested $31 million in maintenance and growth capital for our core businesses at levels generally consistent with prior years; funded two small acquisitions totaling $9 million to supplement incremental growth within our Corrosion Protection and Energy Services businesses; reduced debt levels by $31 million; and repurchased approximately 949,000 shares of our common stock for approximately $20 million pursuant to our open market share repurchase programs. In addition, we repurchased an additional 228,000 shares of our common stock for $5.5 million to satisfy tax obligations related to employee equity awards.

Over the last five years, we’ve repurchased nearly 7 million shares and returned more than $140 million to Aegion’s stockholders through open market share repurchases.

We ended 2018 with $85 million in cash and feel good about our liquidity position and access to revolver borrowings as we enter 2019. For the coming year, we expect capital expenditures in the $25 to $30 million range, and we have approval to buy back up to $32 million of Aegion common stock in open market share repurchase transactions.

That wraps a review of our 2018 results and outlook for 2019. With that, Operator, at this time we would be pleased to take questions.

Operator:	(Operator Instructions) Our first question comes from Eric Stine with Craig-Hallum.

Aaron Spychalla:
It’s Aaron Spychalla on for Eric Stine. Thanks for taking the questions. Maybe first on the Infrastructure segment, can you just kind of talk about the bid table as we enter 2019 for CIPP, kind of what you’re seeing there on the small versus medium and large? And then, maybe separately, just kind of touch on the productivity challenges, do you think the worst of that’s behind you? And then, anything you can share on kind of commodity cost pressures

Chuck Gordon:
Sure. The bid table that we’re seeing is very consistent with last year in Q1. What we expect is that the total table will be even or slightly ahead of where it was last year. And, I think that’s a good sign for the rest of the year, the market remains healthy. We have a pretty good look out about 6 months in the business and from what we can see the bid table remains healthy and we expect it to be slightly above what we saw same period last year. In terms of the diameter of the different projects, you might remember, we talked about having a small diameter, high mix of small diameter pipe in the third quarter of 2018, much of that has rectified itself. Our overall backlog is in much better shape in terms of mix between large diameter and small diameter. And that tends to move depending on exactly what’s bidding. But overall, I would say that our outlook for the market is that it’s going to be healthy for the year. We have good outlook for the next 6 months and certainly have expectations that we’ll see probably low growth overall in the bid table. In terms of crew productivity, we’re positioned much better than we were last year. Last year at this time, we were trying to expand crews into new geographic areas. That process is complete. We have the number of crews basically I think that we’ll need for the year. We may add one or subtract one here and there over the course of the year. I think we have 68 crews out now. We feel much better about where we are at versus a year ago in terms of the stability of our crew and having the right backlog in the right places. So, from the perspective of crews, I think we’re in a much more stable position than we were a year ago. Although we need to continue to see the kind of productivity improvement we saw in January. And as you know, Q1 is always a tough quarter for us just because of weather. But we like, the early look looks good on the productivity front and we should be in a much better position as we go forward. Overall, on commodity prices, we don’t see anything that causes us undue alarm. I’m glad to see obviously that oil prices have stabilized a bit and I think the opportunities that we’re seeing in the Middle East are long-term opportunities, and I would expect them to go on as planned. It’s hard for us to look at commodities and we just kind of have to deal with what’s given, but overall, we feel pretty good about where the market’s at and where commodity prices are at in terms of what we’re projecting for the year.

Aaron Spychalla:
And then, maybe second from me, just on the Corrosion Protection, I might have missed it earlier, so apologize. But can you just kind of quantify what that sales funnel kind of looks like, anything on the cadence of awards there? And then, is there anything on the front that’s factored into 2019 guidance or where that’s at?

Chuck Gordon:
Sure. That’s a good question. I think that as we look at Corrosion Protection in the order and the velocity, I would break that into 2 parts. Let’s talk about cathodic protection services and UPS, both those businesses had good backlog going into 2019; both businesses are positioned to see significantly improved operating results in 2019 compared to where we were a year ago. The challenge is that, for the first time in my tenure as CEO, and I’m going into my fifth year here, we don’t have have a large project really in the mix. And what we see in the Middle East is we continue to do a whole series of smaller projects with internal weld coatings. It’s great work, we really like that business. We are very differentiated, from a technology standpoint. What we see is that in ‘20 and ‘21, we expect several large projects to come out and we would expect those orders to occur sometime probably in the second half of this year. But we don’t expect to see revenues from those projects until 2020. So that’s the interesting thing about where we’re at this year is that as we look at the year, we don’t have a large project and what we’re looking at really now and what we’re forecasting is earning streams from our core business. And we believe we can create modest earnings per share increase even without a large project. And as we go forward, we would expect our, what we’d call our core businesses, to grow low-single-digits and create double-digit earnings per share increase. And then, on top of that, any large projects would create additional shareholder value, but this is the position that we wanted to get to over the last 4 years with all the restructuring where our base business is and our core business is solid enough and stable enough that we can project good earnings growth from the base business and then these large projects become, I guess, become extra value on top of that. Does that answer your question?

Aaron Spychalla:	Yep, it does. Thanks for taking the questions. I’ll hop back in the queue.

Operator:	Our next question comes from Bill Newby with D.A. Davidson.

Bill Newby:
I guess first, just another one on Corrosion Protection. Chuck, can you maybe talk to your guys’ ability to control corporate costs there, particularly in the Middle East. I guess I’m just trying to get a better idea of the operating contributions with the revenue decline this year?

Chuck Gordon:
So the revenue decline in Corrosion Protection is primarily due to the fact that we had the Appomattox project, a significant portion that went to revenue and; I’m sorry the revenue decline from ‘18 to ‘19 or from ‘17 to ‘18?

Bill Newby:	I’m sorry, ‘18 to ‘19 and as you go down in the Middle East, right?

Chuck Gordon:
Yes. So, what we announced last year was that we had two projects, it is actually sort of one combined project with two different construction companies, and there was an onshore and an offshore portion that were valued at about $35 million in revenue. We also had a whole series of smaller projects that will continue in ‘19. What we don’t have is that larger project or those larger projects that equal about $35 million. What we see for margins in Corrosion Protection typically is in the mid-twenties and that larger project in terms of contribution to operating income was accretive to that gross margin level. So the gross margins on that project were accretive to our gross margin and we never really added any overhead to speak of to execute those projects so that gross margin was fairly incremental to our earnings in ‘18.

Bill Newby:	Okay. So, in other words, corporate overhead shouldn’t really change much?

Chuck Gordon:	Yeah, I think David gave you a pretty good sense of what we expect from our SG&A, and we actually expect it to continue to improve as a percent of revenue.

Bill Newby:
Okay. And then, I guess with all the sales expected to be completed here in the first half of ‘19, could you just kind of talk towards what you expect the proceeds to be and then, I assume most of it will be deployed towards debt reduction. I guess, do you guys have a leverage target? Do you expect to be at by the end of this year. Any color on that?

David Morris:
Yeah, our overall leverage target that we’re shooting towards is something in the 2.5 to 2.75 range. We ended up the year a bit below 3. So with the normal amortization of debt, our principal payment in 2019, which is to be 29 million, I’d also expect that as we exit certain of these international markets, we’re going to be able to liberate some capital, bring back cash to United States. We had $31 million outstanding against our line of credit as of year-end and the objective is to reduce that line of credit borrowing throughout 2019, also. So, somewhere between 2.5 to 2.75 on a leverage basis, that’s our target.

Operator:	(Operator Instructions) Our next question comes from Tate Sullivan with Maxim Group.

Tate Sullivan:
Hi, good morning, thank you. So, can you go into more detail on what you mentioned as increasing competitive landscape? Is that new entries into the CIPP and liner business or what is that? I am referring to the press release where you mentioned the increasing competitive landscape.

Charles Gordon:	I don’t, I guess I need, refresh me.

Tate Sullivan:	Yes, as with the increasing competitive landscape within our core North America CIPP business.

Chuck Gordon:	Yes, I think, I’m sorry, on the CIPP side, what we’ve seen on the construction side is an increasing amount of small competitors.

Tate Sullivan:	Small competitors, okay.

Chuck Gordon:
Yes, and we don’t see as many competitors on the larger jobs, but we certainly see a lot of smaller competitors as we do routine wastewater work. What we have seen is that we’ve been able to maintain our margins and backlog pretty well. So, assuming that we execute the way that we need to, we feel pretty good about our ability to improve margins this year, based on productivity increases.

Tate Sullivan:	Okay, thank you, maybe I’ll put it in the context of your competition for the smaller diameter work, in terms of that.

Chuck Gordon:	Right, especially on the wastewater side, yes.

Tate Sullivan:	Okay. And thank you for the detail on the technology introduction too and what technique were you using before the ultraviolet light curring process?

Chuck Gordon:
So, what we’ve done in the past is we’ve used two methods. For the ultraviolet method, will be mostly used for small diameter pipe, but remember that about 80% of linear feet we put in the ground is small diameter and the UV light will be used primarily for that as we go forward. What we’ve used in the past for that work is steam. And so, what we end up with is a boiler, and some other equipment in the neighborhood along with, obviously as we release the steam from the curing process, we have some emissions into the air and the UV curing process reduces the equipment footprint, but it also reduces our environmental footprint significantly. We’re excited about it and the market is excited about what we’re doing.

Tate Sullivan:
And I think you mentioned that robotic mechanical seal is undergoing field testing and commercialization in the next couple of months. Are you currently using the ultraviolet light technology in the U.S.? I think you said before it’s been used in Europe, but...?

Chuck Gordon:
So, the UV light technology is the way that UV glass liners are cured and UV glass is used extensively in Europe. It’s a very small portion of the market in the U.S. and what we’ve been able to do on the, and this is on the wastewater side now, what we’ve been able to do is combine the economic benefits of using felt which is a cheaper material construction for tubes then glass with the benefits of using UV for cure. And so what we’re really doing is taking the best of both technology and processes and marrying them and coming up with the new process for small diameter CIPP which we think will have a significant impact on the market. On the lateral reinstatement, is on the pressure pipe side of the market and there again, about 80% of the linear feed on the pressure pipe opportunity is small diameter. So it’s less than 12-inch. The challenge for the industry has been that we can reline the water mains and have the right pressure, strength and all the right strength for the pipe. The challenge has been, as you get in small diameters, there’s a lot of service connections to houses and we’ve always been able to drill those out. But the issue has been, is right where that service connection hits the pipe is a weak spot and that weak spot needs to be addressed during the rehab technology and what we’ve developed is a robotic system that takes multiple seals, mechanical seals into the cured water main after it’s been rehabilitated and we insert the mechanical seals into that connection point and seal them up; and it’s a big step forward for the rehabilitation of small diameter water mains. We’re just starting field trials. We’ve done a field trial for the felt. We’re doing a second one in March. We expect that to go real well. On the robotics side, we’re just looking for a place to trial that. We’ll probably trial that in the second quarter somewhere, but we’re really excited about both developments. They’re both big step forwards for the industry.

Tate Sullivan:	And my last on the Middle East exports, so it sounds like you have some good projects that you can compete for later this year. But what are you, how are the projects you’re competing for in the Middle East different from what you’re planning to exit in the Middle East in terms of cathodic protection works?

Chuck Gordon:
Yes. So, our business in the Middle East, post restructuring, is really going to be based on our linings business where we line pipe with high-density polyethylene in a Tite Liner construction. And then also, you may remember that we coat the interior of welds on new pipelines that are in high corrosive applications and both those product lines are differentiated. We’ve got a real good position in the Middle East. We went through the process and are generally accepted by all the national oil companies over there and see really good opportunity for both those businesses as we go forward. The challenge we have with our cathodic protection business is we are relegated to a product supplier, we were competing with products that we primarily built out of the U.S. and we were selling to construction companies over there. And while, we were able to maintain revenue, we were never able to really make enough margin to make money over the long term, and when we combine that with the challenges that we had with cash collection in that business, we came to the conclusion that the best thing for the business was to exit and really focus on our weld coatings and linings business, which we’re very excited about. So, the weld coating and linings business are very different from the cathodic protection business in terms of competition and differentiation.

Operator:	(Operator Instructions) Our next question comes from Noelle Dilts from Stifel.

Noelle Dilts:
So my first question is just a little bit of housekeeping question. You mentioned the nearly $3 million of write-downs on the Midwestern CIPP project. Was that largely in the fourth quarter, and then, can you just help us understand what went on there?

David Morris:	Yeah. Hi Noelle, it’s David. A portion of that was recorded during the first quarter and then there was also additional write-downs that were taken during the fourth quarter of 2018.

Chuck Gordon:
And Noelle, those were projects that we did that were fairly unusual. They were medium and large diameter projects. We were down over 60 feet in some cases. We had challenges with the water cable putting pressure on the tube as we put it in the ground and we didn’t realize we were going to have that challenge as we got into them. Those projects were substantially completed actually in 2017 and as we did post video on the projects in ‘18, we realized that we had a problem that we needed to fix. So, that’s why we ended up taking the hits to income in ‘18. We wouldn’t expect they were unusual projects and I would say they’re outside of what we normally do in CIPP.

Noelle Dilt:
And then second, on the labor front, I’m just curious, given where unemployment stands, it doesn’t sound like that situation is going to be getting much easier. Could you just help us understand some of the actions that you’re taking to attract and retain labor? You talked a lot about productivity, but what you’re kind of trying to do to keep that crew productivity up.

Chuck Gordon:
Sure. There are a couple of things about crew productivity. The first thing is that when we enter new areas, we always are challenged with building backlog and it’s always a balance between bringing crews in from out of town, which is we pay per diem and it’s expensive versus having a local crew that we bring on that may be underutilized because we may not have enough ongoing backlog to keep them busy and so there is always a balancing act there. The second thing is that, remember that we expanded, I believe seven crews last year over the course of a year, each crew has five or six guys. You’re probably looking at 40 new people that we brought on to crews, which is a lot for us. We normally would expand crews maybe one or two in a year or drop one or two in a year and last year was exceptional, because we are moving into the new geographies. We’ve certainly had to increase wages in certain parts of the country. I think particularly in areas where we’ve had to compete with local construction and maybe with some of the oil and gas uptick. But we’ve increased in those areas. We’ve also increased our per diem for our guys when they’re out of town, so that they have some reward for being away from their families. And finally, we’ve spent a lot of time with our project engineers and this business pulls about 100 permits a week to do work and what happens is that if, when our crews go out to a site, if everything setup and they can mobilize and start putting tube in the ground, we do really well, but for that to happen, the permits have to be pulled; the traffic control subsidiary needs to be there; and the pipe has to be clean when we start. There’s a whole series of events or things that have to happen before that crew shows up. So along with some of the crew productivity because of the hourly labor, we also had challenges in the new areas as we brought on new project engineers and they were coming down the learning curve and that’s the other challenge, is making sure that the sites are ready when the crews get there. I think we’ve done a good job of training our new field engineers, they come down the learning curve pretty quickly but that also added to the problems. So, there is a whole series of things that happened last year. As we look at this year, the labor market is still tight. But we’re not looking to put nearly as many new crews in place, and then along with that, our field engineers that we hired last year are coming up to speed really nicely. So overall, we would expect, significantly improved productivity as we get into the second quarter and out of the tough weather we have in the first quarter, which always impacts us.

Noelle Dilts:
Last question. As you kind of now approach the tail end of your restructuring efforts and congratulations on that, by the way. Can you give us a sense of how you’re kind of thinking about the strategy moving forward? I know you talked about debt reduction, but as you look out even kind of beyond the next year or so, how are you thinking about M&A versus internal investments in technology and products. Can you just give us a sense of where you see Aegion going over the next two years?

Chuck Gordon:
Sure. We are redoubling our efforts at internal technology development. One of the things that’s happened is, we’ve increased our focus on really on North America on the municipal market and on the midstream oil and gas market. I think we understand both those markets much, much better than we did 4 or 5 years ago. We’re very focused on developing some key pieces of technology that really offer the opportunity for both businesses take a big step forward. We’ll continue to do M&A. We’d love to buy some technology. The challenge on the M&A side has been, as you know, multiples are high. We know the market well. When we look at the market, we have to be very realistic about our ability to get return on those investments especially at high multiples. So, we’ll stay on the market, we would love to do some technology investments that would help support our effort in the midstream market and in the municipal market if those opportunities are out there. But what we have, we have also redoubled our internal development efforts. So as we think about what we’re doing in cathodic protection with hand held units and the database or what we’re doing to reinstate laterals or the UV cure on the wastewater side, all those are projects that we’ve been working on for several years and are really the culmination of several years of internal development and we’re going to continue to do that and probably even invest more in some of the opportunities that we see for technology differentiation.

Operator:	(Operator Instructions) All right, and I’m showing no further questions at this time. I’d now like to turn the call back over to Chuck Gordon for any closing remarks.

Chuck Gordon:
Thank you, operator. Aegion is focused on the rehabilitation, maintenance and monitoring of pipeline infrastructure, primarily in North America. As we wind down our restructuring efforts and simplify Aegion, I’m excited about leveraging the scale and market position of our key businesses and delivering more value to customers through technical differentiation. Aegion continues to develop technologies that makes pipeline infrastructure stronger, safer and more reliable. We are entering 2019 with the people, solutions and capital to serve strong municipal and energy markets and earn the returns that shareholders expect. Thank you for your continued support and I look forward to providing updates as the year progresses.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program and you may all disconnect. Everyone have a wonderful day.